Exhibit 99.1

Press Release

Vuzix Delivers Strong Revenue and Gross Profit Growth in Second Quarter 2018

Sales of M300 Smart Glasses more than triple as pilots convert and repeat customers place larger orders

ROCHESTER, N.Y., August 9, 2018 - Vuzix® Corporation (NASDAQ: VUZI), a leading supplier of Smart Glasses, Augmented Reality (AR) technologies and products for the consumer and enterprise markets, today reported its second quarter financial results for the period ended June 30, 2018.

Second Quarter 2018 Highlights

•	Quarterly revenues of $2.6 million versus $1.3 million for the second quarter of 2017, an increase of 100%.

•	Record quarterly Vuzix smart glasses revenues of $1.8 million versus $0.7 million for the second quarter of 2017, an increase of 154%.

•	Improved quarterly gross profit of $0.7 million versus a gross loss of $0.4 million for the second quarter of 2017.

•	Record quarterly M300 Smart Glasses sales representing a 302% year-over-year increase driven by orders from repeat customers and conversions of pilot programs into commercial deployments.

•	Broadened patent portfolio during the quarter by increasing the number of patents and patents pending by 26 to 64 patents issued and 71 patents pending.

•	M300 pilot programs increased further to 850+; representing approximately a 100% increase in the number of pilot programs since December 2017.

•	Completed FCC and EU CE Certification Processes for Vuzix Blade® Smart Glasses and successfully launched the Vuzix Blade Developer Center, a core part of our strategy to encourage Blade application development and an enhanced support vehicle for our burgeoning developer community.

Management Commentary

“With an expanding set of Smart Glasses AR products in place and numerous emerging opportunities, 2018 is well on its way to be another year of growth for Vuzix,” said Paul Travers, President and CEO of Vuzix. “Pilot conversions and repeat orders from customers fueled our enterprise business during the quarter and our overall enterprise footprint continues to grow and gain traction, driven by the Vuzix M300 Smart Glasses and OEM deliveries to Toshiba of the AR100 to Windows-based smart glasses we are building for them. During the second quarter, the Company completed FCC and EU CE certification processes for Vuzix Blade; launched the Blade developer center; delivered Blade edge software for our developer community; and made further advancements to the Blade companion apps for commercial customers. As for our waveguide optics business, the Company is currently negotiating NRE development engagements with three new Tier-1 OEM customers across new and existing market verticals.”

The following table compares condensed elements of the Company’s summarized Consolidated Statement of Operations data for the quarters ended June 30, 2018 and 2017:

	For 3 Months Ended June 30,
	2018	2017
Sales:
Sales of Products	$2,647,583	$904,947
Sales of Engineering Services	-	420,314

Total Sales	2,647,583	1,325,261

Total Cost of Sales	1,977,410	1,754,748

Gross Profit (Loss)	670,173	(429,487)
Operating Expenses:
Research and Development	2,564,119	1,198,840
Selling and Marketing	1,545,160	800,329
General and Administrative	2,320,151	1,308,234
Depreciation and Amortization	294,988	242,979

Loss from Operations	(6,054,245)	(3,979,969)

Total Other Expense	(94,198)	(90,130)

Net Loss	(6,148,443)	(4,070,099)
Loss per Share after accrued Preferred Dividends	$(0.24)	$(0.22)

Second Quarter 2018 Financial Results

For the three months ended June 30, 2018 total revenues were $2.6 million, an increase of 100% over the comparable period in 2017. The increase in revenues for the 2018 quarter was primarily the result of strong M300 Smart Glasses sales, which increased 302% over the comparative period.

There was an overall gross profit of $0.7 million for the three months ended June 30, 2018 as compared to a gross loss of $0.4 million for the same period in 2017. The product gross profit improvements for the 2018 over 2017 period reflects improved M300 margins and higher total overall revenues on which to absorb the generally fixed manufacturing overhead costs.

Research and Development (R&D) expense was $2.6 million for the three months ended June 30, 2018 compared to $1.2 million for the comparable 2017 period. The increase of R&D expense was primarily driven by an increase in R&D staff, general research, and the development costs of the new Blade Smart Glasses.

Selling and Marketing expense was $1.5 million for the three months ended June 30, 2018 compared to $0.8 million for the comparable 2017 period. The increase of selling and marketing expense for the quarter ended June 30, 2018 compared to the same 2017 period was primarily the result of salary and accrued separation payments; increases in Vuzix app store and website costs; and an increase in trade show costs.

General and administrative expense was $2.3 million for the three months ended June 30, 2018 compared to $1.3 million for the same period in 2017. The increase in general and administrative expense over the prior year’s second quarter was primarily the result of increased salary and stock compensation costs as well as accrued separation costs, and an increase in legal fees, offset by reductions in IR and shareholder expenses.

The net loss after accrued preferred share dividends for the three months ending June 30, 2018 was $6.6 million or $0.24 cents per share versus a net loss of $4.5 million or $0.22 for the same period in 2017. If one were to exclude one-time costs related to recent officer separations of $0.7 million accrued in the second quarter the loss per share would have been $0.22.

Net cash operating loss after adding back non-cash adjustments for the second quarter of 2018 was $5.0 million as compared to our first quarter of 2018 cash usage of $4.6 million. If one adds back the one-time cash costs related to recent officer separations, the losses for the second and first quarter of 2018 would have been equivalent on a cash basis. As of June 30, 2018, the Company maintained cash and cash equivalents of $29.2 million, and an overall working capital position of $33.0 million.

“Our enterprise business continues to expand at a rapid pace driven by continued success of our enterprise workhorse, the M300 Smart Glasses. Repeat customers continue to purchase them in larger and larger quantities. The Company has added more than 400 new M300 pilot programs across a variety of industries so far in 2018 and fresh inbound inquiries from enterprise leads continue to accelerate as our M300 enterprise customer installed base deepens. We believe that there is strong pent-up demand for the Vuzix Blade smart glasses by developers and this has resulted in a reasonably sizable backlog of orders that the Company expects to be fulfilled beginning in the third quarter of this year. Furthermore, the much-anticipated public general commercial launch of Vuzix Blade is rapidly approaching. While the first half of 2018 is off to a strong start at Vuzix, we are expecting to deliver significantly more revenue in the second half of 2018, driven by expanding commercial and enterprise smart glasses deployments, pilot conversions, and broad volume shipments of the Vuzix Blade to developers, enterprise customers and consumers,” said Paul Travers, President and CEO of Vuzix.

Conference Call Information

Date: Thursday, August 9, 2018

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

Conference ID: 13682055

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the second quarter ended June 30, 2018.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 30 days, starting on August 9th, 2018, at approximately 5:30 p.m. (ET). To access the replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference ID# is 13682055.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 64 patents and 71 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2018 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, Barcelona, Spain and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Matt Margolis, Director of Corporate Communications and Investor Relations, Vuzix Corporation matt_margolis@vuzix.com Tel: (585) 359-5952

Ed McGregor, Director of Institutional Investor Relations, Vuzix Corporation ed_mcgregor@vuzix.com Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com